Exhibit (a)(1)(J)

FORM OF REMINDER OF EXPIRATION OF OPTION EXCHANGE OFFER

Reminder — Offer to Exchange Expiration Date is Approaching

This is to remind you that the Sigma Designs, Inc. Offer to Exchange that commenced on August 24, 2009 is scheduled to expire at 9 p.m. U.S. Pacific Time on September 22, 2009 (the “Offer’).

We currently have no plans to extend the expiration date. If you wish to exchange any of your eligible stock options, you must complete and sign your Election Form and submit it to us so that we receive it before 9 p.m. U.S. Pacific Time on September 22, 2009.

ALL ELECTIONS MUST BE SUBMITTED BEFORE 9 P.M. U.S. PACIFIC TIME, ON SEPTEMBER 22, 2009. THERE WILL BE NO EXCEPTIONS UNLESS WE DECIDE TO EXTEND THIS DEADLINE FOR ALL ELIGIBLE EMPLOYEES. IF YOU DO NOT SUBMIT A SIGNED ELECTION FORM, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL REMAIN OUTSTANDING, SUBJECT TO THEIR EXISTING TERM, EXERCISE PRICES, VESTING SCHEDULE AND OTHER TERMS AND CONDITIONS.

If you have any questions, please telephone Catherine Van Rhee and Terry Nguyen at (408) 957-984 or send an email to OptionExchange@sdesigns.com.

Thank you,

Thomas E. Gay III